Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inogen, Inc.

Goleta, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Inogen, Inc. (“Company”) of our report dated April 26, 2015, relating to the financial statements and financial statement schedule, appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2014.

/S/ BDO USA, LLP

Los Angeles, California

May 4, 2015